Exhibit 10.29

200 South Broad Street, 3rd Floor, Philadelphia, PA 19102

Phone: 215-875-0700
Fax: 215-546-7311

PREIT
May 8, 2013
Mario C. Ventresca, JR.
Senior Vice President
Pennsylvania Real Estate Investment Trust
200 South Broad Street
Philadelphia, PA 19102

Re:	PREIT Services, LLC Severance Plan for Certain Officers (“Plan”)
Dear Mario:
This letter will constitute an amendment to the Plan solely with respect to you and shall not affect the Plan in any respect as to any other past, present or future Eligible Employee. The Executive Compensation and Human Resources Committee (the “Committee”) has approved, subject to your acceptance by signing a copy of this letter, the following amendments to the Plan applicable solely to you. You understand that similar or dissimilar individual amendments may be entered into concurrently or from time to time hereafter with other individual employees, which amendments will not affect the Plan as applied to you. Subject to your acceptance below, the following amendments to the Plan shall be given effect on and as of April 10, 2013:
1.    Section 3.1(c)(1) is hereby amended and restated to read in its entirety as follows:
“If Mario C. Ventresca, JR. (“Mario”) shall be an Eligible Employee who is eligible to receive benefits pursuant to Section 2.3(b)(1), (2) or (3) and who executes a General Release, Mario shall receive an amount equal to 104 Weeks of Pay. The Company will pay this amount in a lump sum to Mario within five days after his Termination Date. Mario shall also receive the “COBRA Benefits” described in Section 3.2 (which shall be paid by the successor company) and a bonus described in Section 3.4A (which shall be paid by the Company within five days after Mario’s Termination Date).”
2.    Section 3.4 is hereby amended by adding the following at the beginning at the first sentence thereof:
“Except as otherwise provided in Section 3.4A,”
3.    The following is hereby added as Section 3.4A:
3.4A.    Double Bonus. If Mario is eligible to receive benefits pursuant to Section 2.3(b)(1), (2) or (3), the Company, in lieu of the pro-rated bonus referred to in Section 3.4,

Exhibit 10.29

shall pay Mario an amount equal to the average of the last two bonuses received by Mario prior to his Termination Date under the Company’s Incentive Compensation Opportunity Award Program [(or the compensation program for leasing officers, if applicable)] multiplied by two. The Company shall pay such amount to Mario within the five‑day period after his Termination Date.”
4.    Except as expressly amended hereby, none of your rights or obligations or those of the Company under the Plan shall be affected hereby. Capitalized terms used, but not defined, in this amendment shall have the meanings ascribed to such terms in the Plan. This letter contains the entire agreement of the signatories with respect to the amendments to the Plan set forth herein. For purposes of clarity, it is understood and agreed that (a) if the Plan shall be terminated, the amendments set forth in Sections 1, 2 and 3 of this letter shall thereupon cease to have any effect and (b) if an amendment to the Plan applicable to Eligible Employees generally shall be adopted, (i) such amendment shall be applicable to Mario (except as provided in clause (ii)) and (ii) the terms hereof (other than the amounts payable under Sections 3.1(c) (1) and 3.4A of the Plan as set forth above) shall be amended to the extent necessary as determined by the Committee to be consistent with the amendment to the Plan so adopted, in each case without any further action by either of the parties to this letter. Except as provided in the preceding sentence, no modification or claim of waiver of any of the provisions hereof shall be valid unless in writing and signed by the party against whom such modification or waiver is sought to be enforced. The law of the Commonwealth of Pennsylvania shall be the controlling state law in all matters relating to this amendment (without reference to principles of conflict of laws), and shall apply to the extent it is not superseded by ERISA.
PREIT Services, LLC

By: /s/ Bruce Goldman
ACCEPTED AND AGREED:

/s/ Mario C. Ventresca, Jr.
Mario C. Ventresca, JR.